A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                                                March 10, 1997

To the Shareholders of Alexander & Baldwin, Inc.:

      The 1997 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 24, 1997 AT 10:00 A.M. You are invited to attend, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1996, and our future plans and expectations.

      WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,



                                    JOHN C. COUCH
                                    Chairman of the Board,
                                    President and Chief Executive Officer

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


      Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 24, 1997, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.  To elect auditors for the ensuing year; and

     3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on February 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                    By Order of the Board of Directors
                                    MICHAEL J. MARKS
                                    Vice President, General
                                    Counsel and Secretary


March 10, 1997

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 24, 1997 and at any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy, or by voting in person at the Annual Meeting.

      Only shareholders of record at the close of business on February 14, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 45,337,945 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

      Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc., New York, New York, and Skinner & Co., San Francisco, California, to assist in the solicitation of proxies at a combined cost of $11,000, plus reasonable out-of-pocket expenses.

      This proxy statement and the enclosed proxy are being mailed to shareholders on or about March 10, 1997.

ELECTION OF DIRECTORS

      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

      NOMINEES. The nominees of the Board of Directors are the nine persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate. Robert G. Reed III, who has served on A&B's Board of Directors since 1986, is retiring as a director, and will not stand for reelection at the Annual Meeting.

      The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during the last five years, and the year each first was elected or appointed a director.

Nominee, year nominee  Principal occupation, information as to other
first became a         positions with A&B, and other directorships
director, and age

-------------------------------------------------------------------------------

Michael J. Chun        President, The Kamehameha Schools, Honolulu, Hawaii
1990                   (educational institution) since June 1988; Vice
53                     President and Secretary, ParEn, Inc., Honolulu,
                       Hawaii (environmental engineering services) from
                       January 1985 until June 1988; Director of Bank of
                       Hawaii.

John C. Couch          Chairman of the Board (since 1995), Chief Executive
1985                   Officer (since 1992) and President (since 1991) of
57                     A&B; Chairman of the Boards (since 1995) of A&B's
                       subsidiaries, A&B-Hawaii, Inc. ("ABHI") and Matson
                       Navigation Company, Inc. ("Matson"); Chief Executive
                       Officer (from 1989 until 1996) and President (from
                       1989 until 1995) of ABHI; previously held various executive officer positions with A&B and Matson;
                       Director of First Hawaiian, Inc. and First Hawaiian
                       Bank.

Leo E. Denlea, Jr.     Chairman of the Board and Chief Executive Officer,
1987                   Farmers Group, Inc., Los Angeles, California
65                     (insurance) since September 1986 and President of
                       Farmers Group, Inc. from September 1986 until
                       December 1995; Director of B.A.T. Industries, p.l.c.

Walter A. Dods, Jr.    Chairman of the Board and Chief Executive Officer of
1989                   First Hawaiian, Inc. and its subsidiary, First
55                     Hawaiian Bank, Honolulu, Hawaii (banking) since
                       September 1989.

Charles G. King        President, King Auto Center, Lihue, Kauai, Hawaii
1989                   (automobile dealership) since October 1995; Vice
51                     President, Kuhio Motors, Inc., Lihue, Kauai, Hawaii
                       (automobile dealership) from December 1983 to October 1995.

Carson R. McKissick    Managing Director, The Corporate Development
1971                   Company, Los Angeles, California (financial advisory
64                     services) since July 1991; Director of Triangle
                       Pacific Corp.

C. Bradley Mulholland  Chief Executive Officer of Matson since April 1992;
1991                   President of Matson since May 1990; Chief Operating
55                     Officer of Matson from July 1989 until April 1992;
                       prior to July 1989 held various executive officer positions with Matson.

Maryanna G. Shaw       Private investor.
1980
58

Charles M. Stockholm   Managing Director, Trust Company of the West, San
1972                   Francisco, California (investment management
64                     services) since June 1986.


      The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual shareholders' meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      COMMITTEES. The Board of Directors, which held seven meetings during 1996, has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

      The current members of the Audit Committee, which held three meetings during 1996, are Mr. McKissick, Chairman, Ms. Shaw, and Messrs. Chun, Denlea and Dods. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

      The current members of the Compensation and Stock Option Committee, which held six meetings during 1996, are Mr. Stockholm, Chairman, and Messrs. King and Reed. The Compensation and Stock Option Committee has general responsi-bility for management and other salaried employee compensation, including incentive compensation and stock option plans.

      COMPENSATION OF DIRECTORS. Directors who are not employees of A&B receive an annual retainer of $16,000 and an additional $3,000 if also serving as Chairman of a Board committee. In 1996, all directors received an attendance fee of $700 per meeting. In addition, attendance fees of $700 and $600 per meeting were paid to A&B directors serving as chairmen and members, respectively, of Board committees. All A&B directors served as directors of A&B's ABHI and Matson subsidiaries and, in such capacities, received attendance fees of $700 per ABHI or Matson Board meeting. Beginning in 1997, directors who are employees of A&B no longer will receive the attendance fees. Outside directors may defer up to 100 percent of their annual retainer and meeting fees
until retirement or until such earlier date as they may select.   No directors
have deferred such fees.

      Under A&B's Non-Employee Director Stock Option Plan ("Director Plan"), approved by the shareholders at the 1989 Annual Meeting, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically will be granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as a non-employee director of A&B. The option price per share is the average of the means between the highest and lowest sales prices per share of common stock for the five consecutive trading days prior to the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable 6 months after the grant date. At the 1996 Annual Meeting held on April 25, 1996, options to purchase 3,000 shares of A&B common stock at an exercise price of $24.75 per share were granted to each of the eight non-employee directors. As of February 14, 1997, no options granted under the Director Plan have been exercised.

      A&B maintains life insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its directors who are not A&B employees. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. Under the retirement plan, a director who has 5 or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over 5 years.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

      The following table lists the names and addresses of the only share-holders known by A&B to have owned beneficially more than 5 percent of A&B's common stock outstanding on February 14, 1997, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                      Amount of           Percent of
of Beneficial Owner             Beneficial Ownership         Class
-------------------             --------------------      -----------


Southeastern Asset                 4,538,607 (b)             10.0
   Management, Inc.
6075 Poplar Avenue
Suite 900
Memphis, Tennessee  38119

The Capital Group                  2,631,500 (c)              5.8
   Companies, Inc./Capital
   Research and Management
   Company
333 South Hope Street
Los Angeles, California 90071

First Hawaiian Bank (a)            2,574,606 (d)              5.7
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette             2,271,079 (e)              5.0
   Weinberg
   Foundation/Estate
   of Harry Weinberg
7 Park Center Court
Owings Mills,
Maryland  21117


(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Compensation Committee Interlocks and Insider Participation" below.

(b) As reported in Amendment No. 5 to Schedule 13G dated January 31, 1997 (the "Southeastern 13G") filed with the Securities and Exchange Commission. According to the Southeastern 13G, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 4,341,207 of such shares. In addition, according to the Southeastern 13G, (i) investment advisory clients of Southeastern own an aggregate of 1,089,700 shares (2.4% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power, and (ii) Longleaf Partners Fund and Longleaf Partners Realty Fund (collectively, "Longleaf"), which are investment companies, own 1,584,200 shares (3.5% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) The Capital Group Companies, Inc. is the parent holding company of various investment management companies which hold discretionary investment power over the shares reported in Schedule 13G dated February 12, 1997 (the `Capital 13G'') filed with the Securities and Exchange Commission. According to the Capital 13G, Capital Research and Management Company has sole dispositive power over all 2,631,500 shares and no voting power over any of such shares.

(d) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,923,298 shares, sole voting and dispositive power - 551,511 shares, sole voting and shared dispositive power - 500 shares, and shared dispositive power only - 4,000 shares. First Hawaiian Bank's trust department holds 95,297 shares, over which it has neither voting nor dispositive power.

(e) Such shares consist of 1,668,496 shares owned by The Harry and Jeanette Weinberg Foundation ("Foundation"), and 602,583 shares owned by the Estate of Harry Weinberg ("Estate"). A&B has been informed by representatives of the Foundation and the Estate that each entity disclaims beneficial ownership of the shares owned by the other entity.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 14, 1997 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group (including one advisory director) and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number                     Amount of Beneficial       Percent of
     in Group                            Ownership              Class
--------------------                   -----------           ------------

                                       (a)(b)(c)
                                       -----------

Michael J. Chun                           21,435                  --
John C. Couch                            568,784                 1.2
Leo E. Denlea, Jr.                        25,600                  --
Walter A. Dods, Jr.                       22,084                  --
Charles G. King                           26,885                  --
Carson R. McKissick                       29,000                  --
C. Bradley Mulholland                    379,133                 0.8
Robert G. Reed III                        25,000                  --
Maryanna G. Shaw                         892,543                 2.0
Charles M. Stockholm                      27,000                  --
W. Allen Doane                           146,342                 0.3
David G. Koncelik                         64,312                 0.1
Glenn R. Rogers                          193,016                 0.4
22 Directors, Nominees
    and Executive Officers             5,242,270                11.1
    as a Group (d)


(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 8,840. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Except as noted in footnote (d) below, amounts do not include shares beneficially owned in a fiduciary capacity by trust com-panies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,574,606 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 435 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 37,678 shares, Ms. Shaw - 72,613 shares, Mr. Rogers - 1,074 shares, and directors, nominees and executive officers as a group - 1,569,014 shares, and (ii) sole voting power only, as follows:
     Mr. Couch - 1,778 shares, Mr. Mulholland - 2,141 shares,
     Mr. Rogers - 1,700 shares, and directors, nominees and executive officers as a group - 11,713 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 9, 1997 through the exercise of stock options, as follows:
     Mr. Couch - 392,483, Mr. Mulholland - 308,000, Mr. Rogers - 168,300,
     Mr. Doane - 124,500, Mr. Koncelik - 59,200, Ms. Shaw and Messrs. Denlea, King, McKissick, Reed and Stockholm - 24,000 each, Messrs. Chun and
     Dods - 21,000 each, and directors, nominees and executive officers as a group - 1,689,081.

(d) Includes 2,256,196 shares beneficially owned by Alexander C. Waterhouse, an advisory director of A&B, of which 1,542,102 shares also are bene-ficially owned by First Hawaiian Bank in a fiduciary capacity.
     Mr. Waterhouse served as a director of A&B from 1974 to 1984. As an advisory director, Mr. Waterhouse is entitled to attend and participate in meetings of the Board and to receive director's compensation, but he has no vote.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Michael J. Chun, a director, was required to report the acquisition, under the Company's Dividend Reinvestment Program, of 5.2, 10.1 and 11.3 shares on or before February 14 of 1994, 1995 and 1996, respectively, but such acquisitions were reported in 1997. The Company believes that during fiscal 1996 all other reports required to be filed under
Section 16(a) by its directors and executive officers were filed on a timely basis.

       CERTAIN RELATIONSHIPS AND TRANSACTIONS. Pursuant to A&B's employee relocation policy applicable to all full-time salaried, non-bargaining unit personnel, in 1996 A&B agreed to purchase the former Honolulu, Hawaii residence of an executive officer of A&B for $1,435,000, which was the fair market value as determined by averaging the amounts of two real estate appraisals obtained by A&B. The purchase was closed in January 1997. The Company intends to resell the residence for fair market value at the time of its sale, and to retain the net proceeds thereof.

EXECUTIVE COMPENSATION

       SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers").


                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                              -------------------                      ------                -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
                                                                   Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(1)    ($)(3)       ($)(4)           (#)          ($)(5)      ($)(8)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------

Chairman of the Board,         1995     590,000      60,021(2)      7,551       152,903        75,000        41,952(6)    73,117
President and Chief Executive  1994     540,000     267,000(2)      4,145       356,100        70,000        89,100(6)    82,067
Officer of A&B

C. Bradley Mulholland          1996     416,000     195,000             0             0        37,000        57,500       50,804
President and Chief            1995     416,000      42,541(2)      4,565       125,176        45,000        41,034(6)    47,930
Executive Officer of Matson    1994     392,500     128,000(2)      3,496       266,250        40,000        49,500(6)    55,982

David G. Koncelik              1996     235,600     207,024(2)          0        34,476        23,200        56,250(7)    12,519
President and Chief Executive  1995     235,000      27,518(2)          0        41,232        24,000             0            0
Officer of California and      1994     235,000      82,160(2)          0        30,810        12,000             0       16,685
Hawaiian Sugar Company, Inc.

W. Allen Doane                 1996     285,000      83,012(2)        804       148,460        24,500        16,028(6)    15,113
President and Chief            1995     282,333      40,037(2)      2,808        86,187        30,000        17,526       14,399
Operating Officer of ABHI      1994     259,000      68,750(2)      2,859       144,975        25,000        27,900(6)    18,389

Glenn R. Rogers                1996     218,000      77,034(2)          0       149,936        24,300        19,030(6)    34,800
Vice President,                1995     218,000      42,541(2)      4,153        93,679        30,000        20,030(6)    34,323
Chief Financial Officer        1994     205,000      64,950(2)      3,346       129,225        25,000        21,200(6)    37,760
and Treasurer of A&B



(1) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(2) Represents a portion of the named executive officers' award under the One-Year Plan. The named executive officers elected to receive the balance of their One-Year Plan award in restricted stock, the value of which is included in column (f).

(3) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. It does not include the aggregate amount of perquisites received by each named executive officer, which for each fiscal year in question was less than the lesser of $50,000 or 10% of reported salary and bonus.

(4) Represents (i) amount of One-Year Plan award elected to be received in stock in respect of awards earned for the fiscal year identified in column
     (b), (ii) amount of award under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") elected to be received in stock in respect of awards earned for the three-year plan cycle ending with and including the fiscal year identified in column (b), and (iii) additional stock awarded in the discretion of the Compensation and Stock Option Committee ("Committee") in respect of the foregoing stock elections, valued at 50% of the amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. All shares are subject to the A&B Restricted Stock Bonus Plan, which provides that if the named executive officer leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the shares are subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Shares subject to such repurchase right may not be sold or transferred until such right lapses. As of December 31, 1996, the number and value (based upon a $25.00 per share closing price of A&B's common stock on such date) of shares of restricted stock held by the named executive officers are as follows:
     Mr. Couch - 23,173 shares ($579,325); Mr. Mulholland - 17,795 shares ($444,875); Mr. Koncelik - 3,215 shares ($80,375); Mr. Doane - 10,467 shares ($261,675); and Mr. Rogers - 10,060 shares ($251,500). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(5) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(6) Represents a portion of the named executive officers' award under the Three-Year Plan. The named executive officers elected to receive the balance of their Three-Year Plan award in restricted stock, the value of which is included in column (f).

(7) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, which the named executive officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units ("conversion election"), and (ii) additional common stock-equivalent units awarded in the discretion of the Committee in respect of the named executive officer's conversion election, valued at 50% of the amount of the deferred Three-Year Plan award that the named executive officer has elected to convert into common stock-equivalent units. All common stock-equivalent units are subject to the A&B Deferred Compensation Plan, which provides that, if the named executive officer leaves A&B's employ (for any reason other than retirement, death or disability), the named executive officer will no longer have any right, title or interest in any bonus common stock-equivalent units awarded within three years prior to the date of termination, and the non-bonus common stock-equivalent units credited to the named executive officer's account will be subject to conversion to cash at an amount equal to the lesser of the fair market value of A&B stock on the date of termination or the amount of the award that was converted to these non-bonus common stock-equivalent units.

(8) "All Other Compensation" for 1996 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Couch - $8,025,
     Mr. Mulholland - $8,025, Mr. Koncelik - $8,025, Mr. Doane - $8,025 and
     Mr. Rogers - $8,025); (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Couch - $23,100, Mr. Mulholland - $13,965, Mr. Koncelik - $4,494,
     Mr. Doane - $7,088 and Mr. Rogers - $3,570); (iii) amounts contributed by A&B for the accounts of the named executive officers under the A&B Executive Survivor/Retirement Benefit Plan, pursuant to which executives selected by the Chief Executive Officer of A&B receive benefits in lieu of coverage over $50,000 which otherwise would be provided under A&B's group life insurance program (Mr. Couch - $26,227, Mr. Mulholland - $10,614 and Mr. Rogers - $23,205); and (iv) director fees (Mr. Couch - $18,200 and
     Mr. Mulholland - $18,200).

OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1989 Stock Option/Stock Incentive Plan during 1996 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(c)
   ----                 ------------   ----------------   ---------   ---------------   -------------

John C. Couch           60,000(a)           12.7%          23.250     January 23, 2006     402,000
                        37,663(b)            8.0%          32.625     January 24, 2005     189,445



C. Bradley Mulholland   37,000(a)            7.9%          23.250     January 23, 2006     247,900


David G. Koncelik       23,200(a)            4.9%          23.250     January 23, 2006     155,440


W. Allen Doane          24,500(a)            5.2%          23.250     January 23, 2006     164,150


Glenn R. Rogers         24,300(a)            5.2%          23.250     January 23, 2006     162,810



(a) Options granted on January 24, 1996 under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable one year after the date of grant. No stock appreciation rights were granted with these options.
     Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1989 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant, and options may be surrendered for a cash distribution per share equal to the difference between the fair market value of the option share (or, if greater, the change in control consideration paid per share) and the exercise price.

(b) Reload option granted on June 18, 1996 under the 1989 Plan with an exercise price per share equal to 150% of the exercise price per share in effect under the original option. See footnote (a) above for additional information.

(c) Based on an option pricing model proposed by A&B's independent compensa-tion consultant that projects future gains from stock options. This option pricing model modifies the Black-Scholes model by using the average stock price volatility for a broad range of stocks and converting the results into explicit price growth assumptions consistent with the Capital Asset Pricing Model ("CAP-M"). The assumptions used in this pricing model are as follows: (i) the market value of A&B stock increases at a uniform rate of 10% compounded annually, (ii) stock options will be exercised five years from the date of grant, (iii) projected future gains are discounted back to the date of grant using a 15% discount rate, and
     (iv) the resulting current dollar values are further discounted by 5% to take into account the probability the stock options will be forfeited as a result of executives' termination of employment within one year of the grant date. This option pricing model makes no explicit assumptions about A&B's future dividend yields, but the CAP-M price growth and discount factors implicitly assume an average dividend yield of between 2% and 3% for the broad market. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

      OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning the number and value of unexercised options held as of December 31, 1996.




              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End(#)                   At FY-End($)(c)
                    Shares                              ----------------------          --------------------
                    Acquired            Value
   Name          on Exercise(#)    Realized($)(a)    Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          --------------    --------------    -----------    -------------   -----------    -------------

John C. Couch      50,000              356,250         388,800(b)       97,663        348,263         150,000

C. Bradley              0                    0         271,000          37,000        307,500          92,500
Mulholland

David G.                0                    0          36,000          23,200         96,000          58,000
Koncelik

W. Allen Doane          0                    0         100,000          24,500        165,000          61,250

Glenn R. Rogers         0                    0         144,000          24,300        172,500          60,750



(a) Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(b) Of this number, an option representing 56,317 shares was granted with tandem stock appreciation rights ("SARs") entitling the option holder, subject to the approval of the Compensation and Stock Option Committee, to surrender the portion of the option having tandem SARs for a distribution, in cash or in shares of A&B common stock, equal to the difference between (i) the fair market value of the shares at the time the option is exercised and (ii) the aggregate option price payable for such shares.

(c) Based on the highest sales price of A&B common stock on December 31, 1996 ($25.75 per share), minus the exercise price.

      LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1996 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 1997 and ending 1999. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle.
      Goals are established for A&B as a whole, for each operating unit, and for each individual participant. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the award of each participant is reduced proportionately. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. A participant who elects to take stock may be awarded, in the Committee's discretion, as a premium, additional shares of common stock, valued at up to 50 percent of the amount of the award the participant has elected to take in stock. Both the premium and non-premium shares of A&B stock are subject to the A&B Restricted Stock Bonus Plan, which provides that if the participant leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the participant may lose all right, title and interest in the premium shares, and the non-premium shares will be subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Cash payments made under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year of payout, under column (h).

      Under the A&B Deferred Compensation Plan, participants may elect to defer up to 100% of cash amounts earned under the Three-Year Plan until retirement or other termination of employment, or an earlier date specified by the participant, and may elect to convert all or a portion (subject to specified limitations) of such deferred amounts into common stock-equivalent units that are valued on the basis of the fair market value of A&B stock. The balance of such deferred award will be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Reserve Bank discount rate. Participants who convert all or part of a deferred award into common stock-equivalent units may, at the discretion of the Committee, be awarded as a premium up to 50% "bonus" common stock-equivalent units. If a participant leaves A&B's employ (for any reason other than retirement, death or disability), then such participant will no longer have any right, title or interest in any bonus common stock-equivalent units awarded within three years prior to the date of termination, and the non-bonus common stock-equivalent units credited to the participant's account will be subject to conversion to cash at an amount equal to the lesser of the fair market value of A&B stock on the date of termination or the amount of the award that was converted to these non-bonus common stock-equivalent units.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                              Estimated Future Payouts Under
                        Performance or        Non-Stock Price-Based Plans(2)
                        Other Period       ------------------------------------
                       Until Maturation
      Name               or Payout(1)      Threshold($)  Target($)   Maximum($)
      ----             ----------------    ------------  ---------   ----------

John C. Couch        December 31, 1999       158,000      316,000      632,000

C. Bradley           December 31, 1999        93,500      187,000      374,000
Mulholland

David G. Koncelik    December 31, 1999        61,000      122,000      244,000


W. Allen Doane       December 31, 1999        56,000      112,000      224,000


Glenn R. Rogers      December 31, 1999        46,000       92,000      184,000


(1)  Performance period beginning January 1, 1997 and ending December 31,
     1999.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards, up to a maximum of 50 percent, in restricted shares of A&B common stock, the Compensation and Stock Option Committee ("Committee") may, in its sole discretion, award additional restricted shares of A&B common stock valued at up to 50 percent of the amount of the awards elected to be taken in stock. See footnote (4) of the "Summary Compensation Table" above for additional information. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert all or a portion of such deferred award into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units valued at up to 50 percent of the amount of the deferred award that is converted into common stock-equivalent units. See footnote (7) of the "Summary Compensation Table" above for additional information.

      RETIREMENT PLAN. The A&B Retirement Plan for Salaried Employees, a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                               PENSION PLAN TABLE

Remuneration                          Years of Service
------------                          ----------------
                 15             20            25           30           35
                 --             --            --           --           --
$ 125,000
              $ 32,928      $ 43,908       $ 54,888     $ 60,372     $ 65,868
  150,000       39,864        53,160         66,444       73,092       79,728
  175,000       46,800        62,400         78,012       85,812       93,612
  200,000       53,736        71,652         89,568       98,520      107,484
  250,000       67,620        90,156        112,692      123,960      135,228
  300,000       81,492       108,660        135,816      149,400      162,984
  400,000      109,236       145,656        182,064      200,268      218,472
  500,000      136,992       182,652        228,324      251,160      273,984
  600,000      164,736       219,660        274,572      302,028      329,484
  700,000      192,492       256,656        320,820      352,896      384,984
  800,000      220,236       293,652        367,068      403,776      440,484
  900,000      247,992       330,660        413,316      454,644      495,984
1,000,000      275,736       367,656        459,564      505,524      551,472
1,100,000      303,492       404,652        505,824      556,404      606,984

      Retirement benefits are based on participants' average monthly compensa-tion in the 5 highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. Credited years of service as of March 1, 1997 for the persons named in the above Summary Compensation Table are: Mr. Couch - 20.5, Mr. Mulholland - 31.6, Mr. Koncelik - 8.3, Mr. Doane - 5.9, and Mr. Rogers - 21.6. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets.

      SEVERANCE AGREEMENTS. A&B has entered into severance agreements (the "Severance Agreements") with Messrs. Couch, Mulholland, Koncelik, Doane and Rogers in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with seven other employees, including three other executive officers. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connec-tion with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

      The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B share-holders and on the executive officers' individual performances. For 1996, approximately 61% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

      Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors in 1994 approved stock ownership guide-lines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These recommended minimum levels range from ownership of A&B stock with a value of one times base salary to, in the case of the Chief Executive Officer, ownership of A&B stock with a value of five times base salary.

      An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

      Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from nearly 350 industrial companies, controlled for size and complexity. This survey data includes none of the four companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

      Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

      In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1989 Stock Option/Stock Incentive Plan.

BASE SALARY

      Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee normally will consider the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate performance factor. For 1996, however, pursuant to the decision of management, there were no base salary increases for the Chief Executive Officer and other executive officers who were participants in the One-Year Plan.

ANNUAL INCENTIVES

      The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1996 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (60%), corporate cash flow from operations (20%) and return on average total capital (20%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

      The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 10%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1994-1996 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (50%), corporate cash flow from operations (25%) and return on average total capital (25%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, cash flow from operations, revenue, cost reduction, cost of crops, and schedule integrity.

      Stock option grants under the 1989 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

      As stated previously, Mr. Couch did not receive a base salary increase for 1996. Normally, however, the Committee considers a base salary increase for the Chief Executive Officer based on the Chief Executive Officer's performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by its independent compensation consultant. In this regard, the Committee's objective is to maintain a competitive base salary. Mr. Couch's award under the Three-Year Plan for the 1994-1996 performance cycle was below target, reflecting below-target corporate profit before income tax, return on total capital and corporate cash flow from operations. Mr. Couch's award under the One-Year Plan for 1996 was above target, reflecting above-target corporate profit before income tax and return on total capital and below-target corporate cash flow from operations. Mr. Couch also received a stock option grant totaling 60,000 shares in 1996. That grant was based on an overall review of corporate performance in 1995, without focus on any specific corporate performance measure, and an assessment of Mr. Couch's past and expected contributions.

      The foregoing report is submitted by Mr. Stockholm (Chairman), and Messrs. King and Reed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation and Stock Option Committee are Mr. Stockholm, Chairman, and Messrs. King and Reed. Since April 20, 1995,
Mr. Couch, Chairman of the Board, President and Chief Executive Officer of A&B, has served as a member of the Executive Compensation Committee of First Hawaiian, Inc. Mr. Dods, a director of A&B, is Chairman of the Board and Chief Executive Officer of First Hawaiian, Inc., and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

      First Hawaiian Bank (i) has a 29 percent participation in and is agent for a $155,000,000 revolving credit and term loan agreement with A&B and ABHI, under which $20,000,000 was outstanding at February 14, 1997, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($8,000,000 at February 14, 1997), when combined with First Hawaiian Bank's share of amounts drawn under the previously-described $155,000,000 revolving credit and term loan agreement, may not exceed $45,000,000, (iii) has 16.34 percent and 16.08 percent beneficial interests in trusts that hold 20 percent equity investments in the original hull and midbody improvements, respectively, of the S.S. Lurline, a vessel chartered to Matson for 25 years subject to an option to renew the charter for up to five years, which interests were received in consideration of an aggregate equity investment participation commitment of $2,040,500, (iv) has a 22.9 percent beneficial interest in a leveraged lease to lease containers to Matson, which interest was received in consideration of an aggregate equity investment participation commitment of $7,200,000, (v) has issued a $12,800,000 letter of credit on behalf of Matson for insurance security purposes, (vi) has a 40 percent participation in a $100,000,000 revolving credit facility with California and Hawaiian Sugar Company, Inc. ("C&H"), under which no amount was outstanding at February 14, 1997, and
(vii) has a $10,000,000 line of credit with C&H to support the issuance of letters of credit, under which $9,604,414 was outstanding at February 14, 1997.

SHAREHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation Index is a published index consisting of five companies, including A&B. For illus-trative purposes, the Company again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.


COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

*$100 INVESTED ON DECEMBER 31, 1991 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                              1991    1992    1993    1994    1995    1996

  Alexander & Baldwin, Inc.    100      91     102      88      94     106
  S&P Composite - 500          100     108     118     120     165     203
  DJ Marine Transportation     100      88     113     103     118     144
  DJ Real Estate Investment    100      90     106     100     124     166

ELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

      The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1998

      Proposals of shareholders intended to be presented at the 1998 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 10, 1997 in order to be considered for inclusion in the 1998 proxy statement and proxy.

                                    By Order of the Board of Directors



                                    MICHAEL J. MARKS
                                    Vice President, General
                                    Counsel and Secretary

March 10,1997

[FORM OF PROXY - Electronic form of proxy format differs slightly from paper copy]
APPENDIX - PROXY CARD

                                      A&B
                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1997
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints J. C. Couch, W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 24, l997, and any adjournments thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---


Please mark your votes as indicated in this example  / X /

1. ELECTION OF DIRECTORS (Check one box only):

   M. J. Chun, J. C. Couch, L. E. Denlea, Jr., W. A. Dods, Jr., C. G. King,
   C. R. McKissick, C. B. Mulholland, M. G. Shaw, C. M. Stockholm.

   FOR all nominees                    WITHOUT AUTHORITY

   listed to the right:       to vote for all nominees listed to the right:

          __                                __
         |__|                              |__|


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL NOMINEES" BOX TO THE LEFT AND WRITE THE NAME OF THE NOMINEE FOR WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)

2. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP as the auditors of the Corporation:

         FOR            AGAINST           ABSTAIN
          __              __                __
         |__|            |__|              |__|

3. In their discretion on such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

DATED:                                      , 1997
      --------------------------------------

PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


____________________________________________
                 Signature


____________________________________________
                 Signature


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.